Exhibit 3.2

Voting Agreement

This voting agreement is entered into as of February 11, 2026, by and between William Nygren Revocable Trust (Grantor) and Charles E. Drimal, Jr. (Grantee).

Whereas:

Grantor is the record and beneficial owner of 54,926 shares of common stock, par value $. 10 per share (the "PrimeEncrgy shares") of PrimcEncrgy Resources Corporation, a Delaware corporation ("PrimeEnergy); and

Grantor wishes to give to Grantee the exclusive voting rights with respect to the PrimeEnergy shares for a limited period of time;

Assigning the voting rights associated with these shares to the Grantor for a limited period of time is beneficial to all parties involved:

Now Therefore,

For and in consideration of the premises, and of the mutual rights and benefits between the parties, Grantor hereby gives to Grantee voting rights with respect to the PrimeEnergy Shares to which Grantor is entitled, through December 31, 2026. The voting rights hereby granted are exclusive and irrevocable. The voting rights are not assignable. Nothing herein shall restrict the sale by Grantor of all or any number of the PrimeEnergy shares at any time by Grantor, in which event, the voting rights with respect to the PrimeEnergy Shares sold shall terminate; provided that this Agreement shall remain in effect as to the remainder of such shares.

This Agreement and the voting rights hereby granted, shall remain in full force and effect during the aforementioned period or until the death or permanent incapacity of either Grantor or Grantee. This agreement may be renewed by mutual written agreement between the Grantor and Grantee.

Grantor and Grantee understand and agree that PrimeEnergy may rely on this Agreement in connection with the preparation and filing of appropriate documents with the Securities and Exchange Commission regarding the voting rights hereby granted.

Signed and effective as of February 11, 2026

/s/ William Nygren Revocable Trust	/s/ Charles E. Drimal, Jr.
William Nygren Revocable Trust, Grantor	Charles E. Drimal, Jr., Grantee